Exhibit 99.1

Limestone Bank to Acquire 4 Branch Banking Centers

Limestone Bancorp Closes Private Placement of Subordinated Notes

Makes $10.0 Million Capital Contribution to Limestone Bank; Reduces Senior Debt $5.0 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 25, 2019--Limestone Bancorp, Inc. (the “Company”) (NASDAQ: LMST), parent company of Limestone Bank, announced today that Limestone Bank has entered into a material definitive agreement to acquire four branch banking centers located in the Kentucky cities of Elizabethtown, Frankfort, and Owensboro from Louisville, Kentucky based Republic Bank and Trust (“Republic Bank”), a subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA). The purchase includes $153 million in deposits and $112 million in loans. In addition, Limestone will acquire substantially all the fixed assets of these locations. The transaction has received approvals from each party’s board of directors and is expected to close in the fourth quarter of 2019, subject to regulatory approvals and other customary closing conditions.

John T. Taylor, president and chief executive officer of Limestone Bank said, “We are pleased to enter into this agreement to acquire four banking centers from Republic Bank which are located in both our existing markets and in nearby contiguous counties. The acquisition will allow Limestone Bank to increase its market share and better serve customers in Owensboro through the addition of two branches, and to grow its geographic footprint with entry into the Frankfort and Elizabethtown markets. The Elizabethtown location will allow us to bridge a gap in our footprint along I-65, and the Frankfort location will provide another point of access along I-64 between our Louisville and Lexington facilities.” Taylor continued, “I am also extremely excited about the talented sales and service staff joining our organization as a result of this acquisition.”

The transaction includes an all-in blended deposit premium of approximately 6% which will result in preliminarily estimated goodwill and core deposit intangibles of approximately $9.3 million. This results in tangible book value dilution of approximately 9%. The tangible book value earn back period based upon preliminary earnings estimates for the acquired branches is expected to be less than three years. The final calculated premium will be primarily based on the trailing 10-day average amount of the deposits as of the closing date, as well as the branch location for the deposits.

Limestone Bancorp also announced today it completed the private placement issuance of $17.0 million of subordinated notes. Raymond James served as placement agent in the transaction. The subordinated notes will bear interest at 5.75% for five years and then the interest rate will reset quarterly at three-month LIBOR + 395 basis points for the remaining five years. Unless redeemed earlier, the notes will mature on July 31, 2029. The Company may redeem the notes at its option beginning July 31, 2024. The subordinated notes meet the requirements to qualify as Tier 2 capital for the Company.

The Company contributed $10.0 million of the issuance proceeds to the Bank as Common Equity Tier‑1 Capital and reduced its senior debt by $5.0 million. The remaining proceeds will be used for general corporate purposes. Janney Montgomery Scott LLC acted as financial advisor to Limestone Bancorp and Wyatt, Tarrant & Combs, LLP acted as the Company’s legal counsel.

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. Tangible book value per common share is calculated by excluding the balance of intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

	As of	Proforma (1)
	6/30/2019	6/30/2019
Tangible Book Value Per Share
Common shareholder's equity	$101,422	$101,422
Less: Intangible assets	-	(9,300)
Tangible common equity	$101,422	$92,122

Shares outstanding	7,457,832	7,457,832
Tangible book value per common share	$13.60	$12.35
Book value per common share	$13.60	$13.60

Dilution $		$1.25
Dilution %		9%

(1) Proforma effect of preliminarily estimated deposit intangible and goodwill on tangible common equity.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. The Bank serves southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. The Bank also has a banking center in Lexington, Kentucky, the second largest city in the state. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. These forward looking statements include statements related to the expecting timing and benefits of the proposed branch acquisition and estimates of deposits, loans and other assets to be acquired. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2018.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800